Exhibit 2.1

PLAN OF CONVERSION

OF

ZAGG INC

(a Nevada corporation)

THIS PLAN OF CONVERSION (this “Plan”) is adopted this 10th day of June, 2016, by ZAGG Inc, a Nevada corporation (the “Constituent Entity”), for the purpose of converting the Constituent Entity into a Delaware corporation to be known as ZAGG Inc (the “Resulting Entity”), in accordance with the provisions of the Nevada Revised Statutes and the Delaware General Corporation Law (the “Conversion”).

RECITALS

WHEREAS, the Board of Directors and stockholders of the Constituent Entity have approved the Conversion;

WHEREAS, in order to effect the Conversion, the Constituent Entity has adopted this Plan for the purpose of setting forth the manner and terms on which the Constituent Entity will continue its existence under the laws of the State of Delaware, including, without limitation, the method for effecting the Conversion and the manner and basis for converting the Constituent Entity’s outstanding shares of stock into outstanding shares of stock of the Resulting Entity; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Conversion qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder.

NOW, THEREFORE, BE IT KNOWN, that:

1. Conversion. The name of the converting entity is ZAGG Inc. At the Effective Time (as defined below), the Constituent Entity shall be converted into a Delaware corporation under the name ZAGG Inc.

2. Effective Time. Provided that this Plan has not been terminated or deferred pursuant to Section 12 hereof, or unless another date and time is specified, the Conversion shall be effective (the “Effective Time”) upon: (a) the filing of a duly executed Articles of Conversion with the Secretary of State of the State of Nevada; and (b) the filing with the Secretary of State of the State of Delaware of (i) a duly executed Certificate of Conversion, and (ii) a duly executed Certificate of Incorporation of the Resulting Entity in the form specified below.

3. Effect of Conversion.

(a) At the Effective Time, the Constituent Entity shall continue its existence in the organizational form of the Resulting Entity. At the Effective Time, the Resulting Entity shall be formed as a corporation existing under the laws of the State of Delaware. Following the Conversion, the Resulting Entity shall, for all purposes of the laws of the State of Delaware and Nevada, be deemed to be the same entity as the Constituent Entity. At the Effective Time, all of the rights, privileges and powers of the Constituent Entity, and all property, real, personal and mixed, and all debts due to the Constituent Entity, as well as all other things and causes of action belonging to the Constituent Entity, shall remain vested in the Resulting Entity and shall be the property of the Resulting Entity and the title to any real property vested by deed or otherwise in the Constituent Entity shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of the Constituent Entity shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Entity shall remain attached to the Resulting Entity, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a Delaware corporation. The rights, privileges, powers and interests in property of the Constituent Entity, as well as the debts, liabilities and duties of the Constituent Entity, shall not be deemed, as a consequence of the conversion, to have been transferred to the Resulting Entity for any purpose of the laws of the State of Delaware. The Conversion shall not be deemed to affect any obligations or liabilities of the Constituent Entity incurred prior to the Effective Time or the personal liability of any person incurred prior thereto. The Constituent Entity shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion shall not be deemed to constitute a dissolution of the Constituent Entity and shall constitute a continuation of the existence of Nevada in the form of a Delaware corporation.

(b) The Constituent Entity intends for the Conversion to constitute a reorganization qualifying under Section 368(a) of the Code and the Treasury regulations promulgated thereunder.

4. Governance and Other Matters Related to the Resulting Entity.

(a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Resulting Entity shall be as set forth in Exhibit A attached hereto (the “Certificate of Incorporation”) and shall be filed with the Secretary of State of the State of Delaware.

(b) Bylaws. At the Effective Time, the Bylaws of the Resulting Entity shall be as set forth in Exhibit B attached hereto (the “Bylaws”), and shall be adopted as such by the board of directors of the Resulting Entity. Thereafter, the Bylaws may be amended by the board of directors or the stockholders of the Resulting Entity as provided in the Bylaws and the Certificate of Incorporation, as applicable.

(c) Directors and Officers. At the Effective Time, all directors and officers of the Constituent Entity immediately prior to the Effective Time shall become directors and officers, of the Resulting Entity, respectively, until the expiration of their respective terms of office and until their successors have been duly elected and have qualified, or until their earlier death, resignation or removal. After the Effective Time, the Resulting Entity and its board of directors shall take any necessary actions to cause each of such individuals to be appointed or to confirm such appointments.

5. Effect of the Conversion on the Stock of the Constituent Entity. At the Effective Time, each one (1) outstanding share of the Constituent Entity shall, without any action of the part of the holder thereof, be converted into a like class of one (1) validly issued, fully paid, and nonassessable share of the Resulting Entity. Following the Effective Time, all shares of the Constituent Entity stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of the Constituent Entity stock immediately prior to the Effective Time shall cease to have any rights with respect thereto.

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6. Stock Certificates. From and after the Effective Time, all of the outstanding certificates that prior to that time represented shares of the Constituent Entity capital stock shall be deemed for all purposes to evidence ownership of and to represent the shares of the Resulting Entity capital stock into which the shares represented by such certificates have been converted as provided herein. The registered owner on the books and records of the Resulting Entity or its transfer agent of any such outstanding stock certificate shall, until such certificate is surrendered for transfer or conversion or otherwise accounted for to the Resulting Entity or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of the Resulting Entity evidenced by such outstanding certificate as provided above.

7. Employee Benefit and Compensation Plans. At the Effective Time, each employee benefit plan, incentive compensation plan, stock purchase plan, stock option agreement and other similar plans and agreements to which the Constituent Entity is then a party shall be automatically assumed by, and continue to be the plan of, the Resulting Entity, without further action by the Constituent Entity or the Resulting Entity or any other party thereto. To the extent any employee benefit plan, incentive compensation plan, stock option agreement or other similar plan provides for the issuance or purchase of, or otherwise relates to, shares of the Constituent Entity’s capital stock, after the Effective Time, such plan or agreement shall be deemed to provide for the issuance or purchase of, or otherwise relate to, shares of the Resulting Entity’s capital stock.

8. Filings, Licenses, Permits, Titled Property, Etc. As necessary, following the Effective Time, the Resulting Entity shall apply for new qualifications to conduct business (including as a foreign corporation), licenses, permits and similar authorizations on its behalf and in its own name in connection with the Conversion and to reflect the fact that it is a corporation duly formed and validly existing under the laws of the State of Delaware. As required or appropriate, following the Effective Time, all real, personal or intangible property of the Constituent Entity which was titled or registered in the name of the Constituent Entity shall be re-titled or re-registered, as applicable, in the name of the Resulting Entity by appropriate filings or notices to the appropriate parties (including, without limitation, any applicable governmental agencies).

9. Further Assurances. If, at any time after the Effective Time, the Resulting Entity shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan to vest, perfect or confirm, of record or otherwise, in the Resulting Entity its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Constituent Entity, or to otherwise carry out the purposes of this Plan, the Resulting Entity and its proper officers and directors (or their designees), are hereby authorized to execute and deliver, in the name and on behalf of the Constituent Entity, all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the Constituent Entity, all such other acts and things necessary, desirable to vest, perfect or confirm, of record or otherwise, in the Resulting Entity its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Constituent Entity, or to otherwise carry out the purposes of this Plan and the Conversion.

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10. Implementation and Interpretation; Termination and Amendment. This Plan shall be implemented and interpreted, prior to the Effective Time, by the board of directors of the Constituent Entity and, upon the Effective Time, by the board of directors of the Resulting Entity, (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any officers of the Constituent Entity or the Resulting Entity, as the case may be, and (b) the interpretations and decisions of which shall be final, binding, and conclusive on all parties.

11. Amendment. This Plan may be amended or modified by the board of directors of the Constituent Entity at any time prior to the Effective Time, provided that such an amendment shall not alter or change (a) the amount or kind of shares or other securities to be received hereunder by the stockholders of the Constituent Entity, (b) any term of the Certificate of Incorporation or the Bylaws, other than changes permitted to be made without stockholder approval by the Delaware General Corporation Law, or (c) any of the terms and conditions of this Plan if such alteration or change would adversely affect the holders of any class or series of the stock of the Constituent Entity.

12. Termination or Deferral. At any time before the Effective Time, (a) this Plan may be terminated and the Conversion may be abandoned by action of the board of directors of the Constituent Entity, notwithstanding the approval of this Plan by the stockholders of the Constituent Entity, or (b) the consummation of the Conversion may be deferred for a reasonable period of time if, in the opinion of the board of directors of the Constituent Entity, such action would be in the best interest of the Constituent Entity and its stockholders. In the event of termination of this Plan, this Plan shall become void and of no effect and there shall be no liability on the part of the Constituent Entity, its board of directors or stockholders with respect thereto.

13. Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as expressly provided herein.

14. Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

[Signature page follows]

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IN WITNESS WHEREOF, ZAGG Inc has caused this Plan to be executed by its duly authorized representative as of the date first written above.

ZAGG Inc,
a Nevada corporation

By:	/s/ Randall L. Hales
Name:	Randall L. Hales
Title:	President and Chief Executive Officer

ZAGG Inc,
a Delaware corporation

By:	/s/ Randall L. Hales
Name:	Randall L. Hales
Title:	President and Chief Executive Officer

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EXHIBIT A

CERTIFICATE OF INCORPORATION

EXHIBIT B

BYLAWS